Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Jeffrey L. Chastain

Vice President of Investor Relations

225-952-2308

jchastain@he-equipment.com

H&E Equipment Services, Inc. Reports

Second Quarter 2024 Results

BATON ROUGE, Louisiana -- (July 30, 2024) -- H&E Equipment Services, Inc. (NASDAQ: HEES) (“H&E”, the “Company”) today reported financial results for the second quarter ended June 30, 2024, including further expansion of its branch network which now extends to 31 states.

SECOND QUARTER 2024 SUMMARY WITH A COMPARISON TO SECOND QUARTER 2023

•
Revenues increased 4.5% to $376.3 million compared to $360.2 million.
•
Net income was $33.3 million compared to $41.2 million. The effective income tax rate was 27.8% compared to 26.3%.
•
Adjusted EBITDA totaled $173.2 million, an increase of 2.8% compared to $168.6 million. Adjusted EBITDA margins were 46.0% of revenues compared to 46.8%.
•
Total equipment rental revenues were $312.4 million, an increase of $20.9 million, or 7.2%, compared to $291.5 million. Rental revenues were $275.5 million, an increase of $16.8 million, or 6.5%, compared to $258.7 million.
•
Sales of rental equipment decreased 11.9% to $34.9 million compared to $39.7 million.
•
Gross margin declined to 45.5% compared to 46.7%.
•
Total equipment rental gross margins were 45.5% compared to 46.8%. Rental gross margins were 51.0% compared to 51.8%.
•
Average time utilization (based on original equipment cost) was 66.4% compared to 69.3%. The Company’s rental fleet, based on original acquisition cost, closed the second quarter of 2024 at $2.9 billion, an increase of $279.0 million, or 10.7%.
•
Average rental rates increased 1.9% compared to the second quarter of 2023, and declined 0.1% compared to the first quarter of 2024.

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H&E Equipment Services Reports Second Quarter 2024 Results

July 30, 2024

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Dollar utilization of 38.6% compared to 40.6% in the second quarter of 2023 and 37.0% in the first quarter of 2024.
•
Average rental fleet age on June 30, 2024, was 40.0 months compared to an industry average age of 48.1 months.
•
Paid regular quarterly cash dividend of $0.275 per share of common stock.

Reviewing the Company’s second quarter performance, Brad Barber, chief executive officer of H&E noted, “Rental revenues increased 6.5% compared to the year-ago quarter, with the increase led primarily by the ongoing expansion of our branch network. A total of 23 new locations, including acquisitions, were opened over the last twelve months ending June 30, 2024, providing important access to new markets with expanding opportunities. Also, we received support from rental rates, which improved 1.9% compared to the year-ago level. On a sequential quarterly basis, rental rates in the second quarter declined 0.1%. The improvement in revenues was partially offset by lower average physical utilization, which closed the quarter at 66.4%, or a decline of 290 basis points compared to the year-ago result. Average physical utilization in the second quarter recorded a sequential quarterly improvement of 280 basis points. Finally, we closed the quarter with an original equipment cost (OEC) of $2.9 billion, a 10.7% increase from the year-ago quarter, including a gross fleet investment of $122.1 million in the second quarter and $196.5 million through the first six months of 2024. Our 2024 expected gross fleet expenditures remain in a range of $350 million to $400 million.”

Mr. Barber described the Company’s sustained focus on expansion into key U.S. markets, stating, “We opened six new branch locations during the second quarter that enhance our presence in the Southeast, Gulf Coast and Mid-Atlantic regions of the U.S., representing attractive geographies with increasing construction activity and excellent long-term potential. Also, the completion of our latest acquisition in May 2024 resulted in the addition of four branches in northern and central Montana, increasing our presence in that state to six locations while maximizing our exposure to a diverse set of project opportunities. This long-term strategic commitment to expanding our market presence provides greater scale and advantageously positions the Company for future opportunities and improved financial performance. We concluded the second quarter of 2024 with 149 branches across 31 states, representing growth of approximately 45% over the last 36 months ending June 30, 2024.”

Commenting on the outlook for the equipment rental industry, Mr. Barber said, “We reiterate our view of a more moderate level of spending and project starts as the construction industry continues to transition to a lower level of activity compared to levels in 2022 and 2023. Higher project financing costs and more stringent lending standards have led to curtailed spending, especially among smaller contractors. Conversely, we are encouraged by the continued growth in mega projects and increased infrastructure project funding. H&E’s participation in these projects continues to rise as the Company fully leverages its increased scale in the U.S. Mega projects are a meaningful growth opportunity for H&E and our industry, and given their size and long duration, they provide a more stable base of demand in support of key industry fundamentals.”

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H&E Equipment Services Reports Second Quarter 2024 Results

July 30, 2024

FINANCIAL DISCUSSION FOR SECOND QUARTER 2024

Revenue

Total revenues improved to $376.3 million, or 4.5%, in the second quarter of 2024 from $360.2 million in the second quarter of 2023. Total equipment rental revenues of $312.4 million improved 7.2% compared to $291.5 million in the second quarter of 2023. Rental revenues of $275.5 million increased 6.5% compared to $258.7 million in the second quarter of 2023. Sales of rental equipment totaled $34.9 million, a decrease of 11.9% compared to $39.7 million in the second quarter of 2023. Sales of new equipment of $10.7 million increased 20.5% compared to $8.9 million in the same quarter of 2023.

Gross Profit

Gross profit totaled $171.3 million in the second quarter of 2024, increasing 1.7% compared to $168.4 million in the second quarter of 2023. Gross margin declined to 45.5% for the second quarter of 2024 compared to 46.7% for the same quarter in 2023. On a segment basis, gross margin on total equipment rentals was 45.5% in the second quarter of 2024 compared to 46.8% in the second quarter of 2023. Rental margins were 51.0% compared to 51.8% over the same period of comparison. Rental rates in the second quarter of 2024 were 1.9% better than rates in the second quarter of 2023. Time utilization (based on original equipment cost) was 66.4% in the second quarter of 2024 compared to 69.3% in the second quarter of 2023. Gross margins on sales of rental equipment improved to a record 62.4% in the second quarter of 2024 compared to 59.1% in second quarter of 2023. Gross margins on sales of new equipment were 16.9% in the second quarter of 2024 compared to 14.9% over the same period of comparison.

Rental Fleet

The original equipment cost of the Company’s rental fleet as of June 30, 2024, was approximately $2.9 billion, representing an increase of $279.0 million, or 10.7%, from the end of the second quarter of 2023. Dollar utilization in the second quarter of 2024 was 38.6% compared to 40.6% in the second quarter of 2023.

Selling, General and Administrative Expenses

Selling, General, and Administrative ("SG&A") expenses for the second quarter of 2024 were $111.8 million, an increase of $12.6 million, or 12.7%, compared to $99.3 million in the second quarter of 2023. The increase was primarily due to higher employee salaries, wages, payroll taxes, and other related employee expenses, as well as higher expenses related to depreciation and amortization and facility expenses. SG&A expenses in the second quarter of 2024 as a percentage of total revenues were 29.7% compared to 27.6% in the second quarter of 2023. Approximately $10.8 million of the increase in SG&A expenses in the second quarter of 2024 were attributable to branches opened or acquired during or after the second quarter of 2023.

Income from Operations

Income from operations for the second quarter of 2024 was $62.8 million, or 16.7% of revenues, compared to $69.5 million, or 19.3% of revenues, in the second quarter of 2023.

Interest Expense

Interest expense was $18.2 million for the second quarter of 2024, compared to $14.7 million in the second quarter of 2023.

Net Income

Net income in the second quarter of 2024 was $33.3 million, or $0.91 per diluted share, compared to net income in the second quarter of 2023 of $41.2 million, or $1.14 per diluted share. The

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H&E Equipment Services Reports Second Quarter 2024 Results

July 30, 2024

effective income tax rate for the second quarter of 2024 was 27.8% compared to an effective income tax rate of 26.3% in the same quarter of 2023.

Adjusted EBITDA

Adjusted EBITDA in the second quarter of 2024 totaled $173.2 million, or 46.0% of revenues, compared to $168.6 million, or 46.8% of revenues, in the same quarter of 2023.

Non-GAAP Financial Measures

This press release contains certain non-GAAP (generally accepted accounting principles) measures (EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and the disaggregation of equipment rental revenues and cost of sales numbers) detailed below. EBITDA and Adjusted EBITDA are non-GAAP measures as defined under the rules of the Securities and Exchange Commission ("SEC"). We define Adjusted EBITDA for the periods presented as EBITDA adjusted for non-cash stock-based compensation expense. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues.

We use EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin in our business operations to, among other things, evaluate the performance of our business, develop budgets and measure our performance against those budgets. We also believe that analysts and investors use EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin as supplemental measures to evaluate a company’s overall operating performance. However, EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin have material limitations as analytical tools and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. We consider them useful tools to assist us in evaluating performance because it eliminates items related to components of our capital structure, taxes and non-cash charges. The items that we have eliminated in determining EBITDA for the periods presented are interest expense, income taxes, depreciation of fixed assets (which includes rental equipment and property and equipment) and amortization of intangible assets. For Adjusted EBITDA, we eliminate non-cash items such as non-cash stock-based compensation expense and any other non-recurring items described above applicable to the particular period. However, some of these eliminated items are necessary to our business. For example, (i) interest expense is a necessary element of our costs and ability to generate revenue because we incur a significant amount of interest expense related to our outstanding indebtedness; (ii) payment of income taxes is a necessary element of our costs; (iii) depreciation is a necessary element of our costs and ability to generate revenue because rental equipment is the single largest component of our total assets and we recognize a significant amount of depreciation expense over the estimated useful life of this equipment; and (iv) stock compensation expense while non-cash, is an element of our costs. Any measure that eliminates components of our capital structure and costs associated with carrying significant amounts of fixed assets on our consolidated balance sheet has material limitations as a performance measure. In light of the foregoing limitations, we do not rely solely on EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin as performance measures and also consider our GAAP results. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of our financial performance or liquidity under GAAP and, accordingly, should not be considered alternatives to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin may not be calculated in the same manner by all companies, these measures may not be comparable to other similarly titled measures used by other companies.

We have presented in a supplemental schedule the disaggregation of our equipment rental revenues to provide further detail in evaluating the period over period performance of our rental business relative to equipment rental gross profit and equipment rental gross margin and believe these non-GAAP measures may be useful to investors for this reason. However, you should not consider this in isolation, or as substitutes for analysis of our results as reported under GAAP.

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H&E Equipment Services Reports Second Quarter 2024 Results

July 30, 2024

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the financial tables accompanying this earnings release.

Conference Call

The Company’s management will hold a conference call to discuss second quarter 2024 results today, July 30, 2024, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 844-887-9400 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on July 30, 2024, and will continue through August 6, 2024, by dialing 877-344-7529 and entering the confirmation code 4716329.

The live broadcast of H&E Equipment Services' quarterly conference call will be available online at www.he-equipment.com on July 30, 2024, beginning at 10:00 a.m. (Eastern Time) and will remain available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

Founded in 1961, H&E Equipment Services, Inc. is one of the largest rental equipment companies in the nation. The Company’s fleet is among the industry’s youngest and most versatile with a superior equipment mix comprised of aerial work platforms, earthmoving, material handling, and other general and specialty lines. H&E serves a diverse set of end markets in many high-growth geographies and has branches throughout the Pacific Northwest, West Coast, Intermountain, Southwest, Gulf Coast, Southeast, Midwest and Mid-Atlantic regions.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic and geopolitical conditions in North America and elsewhere throughout the globe and construction and industrial activity in the markets where we operate in North America; (2) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty on the markets we serve (including as a result of current uncertainty due to inflation and increasing interest rates); (3) the impact of conditions in the global credit and commodity markets and their effect on construction spending and the economy in general; (4) trends in oil and natural gas which could adversely affect the demand for our services and products; (5) our inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of supply chain disruptions, insolvency, financial difficulties, supplier relationships or other factors; (6) increased maintenance and repair costs as our fleet ages and decreases in our equipment’s residual value; (7) risks related to a global pandemic and similar health concerns, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response to the pandemic, material delays and cancellations of construction or infrastructure projects, labor shortages, supply chain disruptions and other impacts to the business; (8) our indebtedness; (9) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our ability to consummate such acquisitions; (10) our ability to integrate any businesses or assets we acquire; (11) competitive pressures; (12)

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H&E Equipment Services Reports Second Quarter 2024 Results

July 30, 2024

security breaches, cybersecurity attacks, increased adoption of artificial intelligence technologies, failure to protect personal information, compliance with data protection laws and other disruptions in our information technology systems; (13) adverse weather events or natural disasters; (14) risks related to climate change and climate change regulation; (15) compliance with laws and regulations, including those relating to environmental matters, corporate governance matters and tax matters, as well as any future changes to such laws and regulations; and (16) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release, whether as a result of any new information, future events or otherwise. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. Investors, potential investors, security holders and other readers are urged to consider the above-mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

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H&E Equipment Services Reports Second Quarter 2024 Results

July 30, 2024

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Equipment rentals	$312,356	$291,459	$607,681	$553,467
Sales of rental equipment	34,937	39,653	83,052	71,768
Sales of new equipment	10,670	8,857	21,082	16,675
Parts, service and other	18,319	20,263	35,824	40,804
Total revenues	376,282	360,232	747,639	682,714
Cost of revenues:
Rental depreciation	92,398	85,913	183,796	167,785
Rental expense	42,522	38,757	85,929	76,624
Rental other	35,189	30,350	67,812	58,325
	170,109	155,020	337,537	302,734
Sales of rental equipment	13,120	16,215	30,949	29,503
Sales of new equipment	8,872	7,535	17,511	14,316
Parts, service and other	12,901	13,101	25,497	26,422
Total cost of revenues	205,002	191,871	411,494	372,975
Gross profit	171,280	168,361	336,145	309,739
Selling, general and administrative expenses	111,831	99,259	226,109	194,594
Gain on sales of property and equipment, net	3,352	436	4,785	1,103
Income from operations	62,801	69,538	114,821	116,248
Other income (expense):
Interest expense	(18,227)	(14,700)	(36,593)	(28,397)
Other, net	1,482	1,064	3,034	2,780
Total other expense, net	(16,745)	(13,636)	(33,559)	(25,617)
Income from operations before provision for income taxes	46,056	55,902	81,262	90,631
Provision for income taxes	12,795	14,686	22,112	23,741
Net income	$33,261	$41,216	$59,150	$66,890

Net income per common share:
Basic	$0.92	$1.14	$1.63	$1.86
Diluted	$0.91	$1.14	$1.62	$1.84
Weighted average common shares outstanding:
Basic	36,248	36,075	36,222	36,050
Diluted	36,470	36,302	36,517	36,327

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H&E Equipment Services Reports Second Quarter 2024 Results

July 30, 2024

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	June 30, 2024	December 31, 2023
Cash	$8,609	$8,500
Rental equipment, net	1,910,777	1,756,578
Total assets	2,850,817	2,639,886
Total debt (1)	1,541,157	1,434,661
Total liabilities	2,274,768	2,105,597
Stockholders' equity	576,049	534,289
Total liabilities and stockholders' equity	$2,850,817	$2,639,886

(1)
Total debt consists of the aggregate amounts on the senior unsecured notes, senior secured credit facility, and finance lease obligations.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Net Income	$33,261	$41,216	$59,150	$66,890
Interest Expense	18,227	14,700	36,593	28,397
Provision for income taxes	12,795	14,686	22,112	23,741
Depreciation	104,144	94,247	206,042	184,192
Amortization of intangibles	2,583	1,682	5,070	3,365

EBITDA	$171,010	$166,531	$328,967	$306,585

Non-cash stock-based compensation expense	$2,202	$2,039	$5,990	$5,029

Adjusted EBITDA	$173,212	$168,570	$334,957	$311,614

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H&E Equipment Services Reports Second Quarter 2024 Results

July 30, 2024

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
RENTAL
Equipment rentals (1)	$275,473	$258,723	$537,214	$490,799
Rental other	36,883	32,736	70,467	62,668
Total equipment rentals	312,356	291,459	607,681	553,467

RENTAL COST OF SALES
Rental depreciation	92,398	85,913	183,796	167,785
Rental expense	42,522	38,757	85,929	76,624
Rental other	35,189	30,350	67,812	58,325
Total rental cost of sales	170,109	155,020	337,537	302,734

RENTAL REVENUES GROSS PROFIT
Equipment rentals	140,553	134,053	267,489	246,390
Rentals other	1,694	2,386	2,655	4,343
Total rental revenues gross profit	$142,247	$136,439	$270,144	$250,733

RENTAL REVENUES GROSS MARGIN
Equipment rentals	51.0%	51.8%	49.8%	50.2%
Rentals other	4.6%	7.3%	3.8%	6.9%
Total rental revenues gross margin	45.5%	46.8%	44.5%	45.3%

(1)
Pursuant to SEC Regulation S-X, the Company's equipment rental revenues are aggregated and presented in our unaudited condensed consolidated statements of operations in this press release as a single line item, “Equipment Rentals.” The above table disaggregates the Company's equipment rental revenues for discussion and analysis purposes only.

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